UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2008

ARTHROCARE CORPORATION
_________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-027422	94-3180312
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7500 Rialto Blvd., Building Two, Suite 100 Austin, TX 78735
(Address of principal executive offices, including zip code)

(512) 391-3900
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 14e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On April 21, 2008, we announced our financial results for the three months ended March 31, 2008. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein. Such information is furnished pursuant to Item 2.02 of Form 8-K, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

On April 21, 2008, the Company and John T. Raffle entered into an employment agreement (the “Employment Agreement”). Mr. Raffle will continue to serve as the Company’s Senior Vice President, Strategic Business Units. Pursuant to the terms of the Employment Agreement, Mr. Raffle will be paid a base salary of $273,735 per year, which will be reviewed annually and may be increased by agreement of the Company’s Chief Executive Officer and its Board of Directors or Compensation Committee (the “Base Salary”). Mr. Raffle is also eligible for an annual performance-based bonus (the “Annual Bonus”) in a case amount up to 60% of the Base Salary.

If Mr. Raffle’s employment is terminated involuntarily without cause within 24 months after a Change of Control (as defined in the Employment Agreement), and subject to Mr. Raffle executing and not revoking a general release of claims in a form acceptable to the Company, Mr. Raffle shall receive certain severance benefits. Mr. Raffle shall receive for 24 months following the date of such termination (the “Continuation Period”) an amount equal to his current compensation that would otherwise have been payable during the Continuation Period if Mr. Raffle’s service had not been terminated. Such severance payments will be made periodically in the same amounts and at the same intervals as the payments of base salary were made immediately prior to termination of employment. In addition, during the Continuation Period, the Company shall continue to make available to Mr. Raffle and his spouse and dependents any group health plans, life insurance plans and other benefit plans and programs of the Company which were available to such individuals on the date of such termination of employment to the extent permitted by law and subject to the terms and conditions of the relevant plan or program.

Additionally, the vesting and exercisability of all of Mr. Raffle’s outstanding equity awards shall be automatically accelerated and any transfer or forfeiture restrictions on such equity awards automatically lapse as to 100% of the unvested shares subject thereto at the time of any Involuntary Termination without cause occurring within 24 months after a Change of Control. If Mr. Raffle’s employment with the Company is terminated involuntarily at any time prior to a Change of Control or after the 24-month period following a Change of Control, then, subject to his executing and not revoking a general release of claims against the Company, Mr. Raffle shall be entitled to his then current monthly compensation for a period of 12 months, payable in accordance with the Company’s normal payroll practices. In addition, during the 12-month period the Company shall continue to make available to Mr. Raffle and his spouse and dependents any group health plans, life insurance plans and other benefit plans and programs of the Company which were available to such individuals on the date of such termination of employment to the extent permitted by law and subject to the terms and conditions of the relevant plan or program.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.66 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.66	Employment Agreement between ArthroCare Corporation and John T. Raffle

99.1	Press Release dated April 21, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTHROCARE CORPORATION

Date: April 22, 2008	By:	/s/ Michael A. Baker
Michael A. Baker
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.66	Employment Agreement between ArthroCare Corporation and John T. Raffle

99.1	Press Release dated April 21, 2008